[CGS&H Letterhead]




Writer's Direct Dial:  (212) 225-2552

                                    July 17, 1998


Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
St. Louis, Missouri  63101

Ladies and Gentlemen:

           We have acted as counsel for Trans World Airlines, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the exchange offering of $14,500,000 aggregate principal amount of 10 1/4% Senior Secured Notes due 2003 (the "Exchange Notes") for the outstanding $14,500,000 10 1/4% Senior Secured Notes due 2003 (the "Old Notes and, together with the Exchange Notes, the "Notes"). The Old Notes were and the Exchange Notes will be issued pursuant to an indenture dated as of June 16, 1998 (the "Indenture") between the Company and First Security Bank, National Association, as trustee. The Exchange Notes are being registered under a registration statement of the Company on Form S-4 filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act (the "Registration Statement").

           We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Trans World Airlines, Inc., p. 2


           In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

           Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the execution and delivery of the Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when the Exchange Notes have been duly executed and delivered by the Company and duly authenticated by the Trustee in the manner provided for in the Indenture and delivered in exchange for the Old Notes in the manner provided for in the Indenture, the Exchange Notes will be the valid and binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms.

           Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity. In addition, certain of the remedial provisions of the Indenture may be further limited or rendered unenforceable by other applicable laws or judicially adopted principles which, however, in our judgment do not make the remedies provided for therein (taken as a whole) inadequate for the practical realization of the principal benefits purported to be afforded thereby (except for the economic consequences of procedural or other delay).

           The foregoing opinion is limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

                               Very truly yours,

                               CLEARY, GOTTLIEB, STEEN & HAMILTON


                               By  /s/ David W. Hirsch
                                 --------------------------------
                                   David W. Hirsch, a Partner